Exhibit 10.34

SUPERSEDING EMPLOYMENT, SEPARATION, NON-COMPETITION AND
GENERAL RELEASE AGREEMENT

This Superseding Employment, Separation, Non-Competition and General Release Agreement (this “Agreement”) is made and entered into as of the 5th day of March 2009 (“Separation Date”), by and between Sally Conkright (“Executive”) and Scientific Games Corporation, a company formed under the laws of Delaware (the “Company” and, together with Executive, the “Parties”).

WHEREAS, Executive has been employed as Vice President Administration and previously also as Chief Human Resources Officer, pursuant to a letter agreement of September 30, 2002 which was replaced by an employment agreement of August 2, 2006 as amended by a letter agreement dated October 7, 2008 and as further amended by an amendment dated as of December 30, 2008 (as so amended, the “Employment Agreement”);

WHEREAS, the Executive wishes to resign her various positions in the Company and its affiliates to pursue other opportunities and Executive and the Company desire to enter into this Agreement regarding Executive’s separation from employment with the Company; and

WHEREAS, Executive and the Company wish to settle and resolve all potential disputes, actions, lawsuits, charges and claims that the Executive has or may have against the Company and that the Company may have against her to the fullest extent permitted by law and without any admission of liability or wrongdoing by either Party.

NOW THEREFORE, in consideration of the recitals and the mutual promises, covenants and agreements set forth herein, the Parties covenant and agree as follows:

1.                                       Termination of Existing Employment Agreements.  As of the Separation Date, Executive’s employment with the Company shall terminate and all existing and prior employment agreements between the Parties, whether oral or written, including the Employment Agreement are hereby terminated and of no further force or effect, except the following provisions of the Employment Agreement shall survive such termination and continue in full force and effect in accordance with their respective terms:

(a)          Section 6 related to non-competition, non-solicitation, non-disclosure, etc.; and

(b)         Section 8 relating to Executive’s right to indemnification (which right to indemnification shall in no event be less favorable to Executive than exists as of the Effective Date).

2.                                       Consideration to Executive.  Except for any payments or benefits Executive has accrued or vested pursuant to Executive’s participation in the Company’s 401(k) Plan or the Employee Stock Purchase Plan, which shall be subject to the terms and conditions set forth in such plans (it being understood and agreed that, as of the Separation Date, any “option” Executive may have with respect to the current “option period” under the Employee Stock Purchase Plan will be deemed cancelled and any of Executive’s accumulated payroll deductions for such “option period” will be paid to Executive in accordance with the terms of such plan),

Executive acknowledges and agrees that the payments described in this Section 2 fulfill any and all of the Company’s obligations due to Executive under any agreement or bonus, incentive compensation, severance or separation plan or allowance or any other compensation or benefit plan or arrangement maintained by the Company or any of its subsidiaries, and Executive specifically acknowledges and agrees that Executive is entitled to no other compensation or benefits from the Company or any of its subsidiaries of any kind or nature whatsoever, except to the extent expressly provided in this Agreement.

In consideration of the covenants undertaken herein by Executive, and for other good and valuable consideration, receipt of which is hereby acknowledged, and in full and complete consideration for Executive’s promises, covenants and agreements set forth in this Agreement, the Company shall provide the following to Executive:

(a)          Any accrued but unpaid base salary (which is US$447,000 per annum) of Executive for services rendered to the Separation Date, payable in accordance with the Company’s regular payroll policies (and subject to applicable withholdings);

(b)         An amount in respect of accrued and unpaid vacation (totaling 14 weeks) as of the Separation Date, payable within 30 days of the Separation Date (and subject to applicable withholdings);

(c)          Reimbursement in accordance with the Company’s policies of any unpaid reasonable business expenses and disbursements incurred by Executive prior to the Separation Date; provided, however, that Executive must submit vouchers for any such expenses in accordance with the Company’s standard procedures by March 31, 2009;

(d)         US$745,149 (subject to applicable withholdings) representing an amount equal to the sum of (i) Executive’s annual base salary and (ii) Executive’s “Severance Bonus Amount” (as defined in the Employment Agreement), 50% of which shall be payable on September 7, 2009 (or on the next regular payroll date following September 7, 2009) and the remaining 50% of which shall be payable over a period of six (6) months beginning September 7, 2009 in accordance with the Company’s regular payroll practices;

(e)          All unvested stock options, restricted stock units, restricted stock and other equity-based awards held by Executive immediately prior to the Separation Date will become fully vested and non-forfeitable, and, in all other respects, all such options and other awards shall be governed by the plans and programs and the agreements and other documents pursuant to which the awards were granted;

(f)            US$298,149 as a 2008 bonus, payable on or before March 15, 2009 (and subject to applicable withholdings);

(g)         US$150,000 as a 2009 bonus in recognition of Executive’s hard work on the budget task force (notwithstanding the pro-ration formula of Section 5(e)(iv) of the Employment Agreement), payable on or before March 31, 2009 (and subject to applicable withholdings);

(h)         an amount not to exceed US$40,000 in the aggregate on an after-tax basis shall be reimbursed to Executive for outplacement counseling provided to Executive by an outplacement firm during the period ending no later than August 31, 2009; provided that Executive submits receipts or other documents reasonably acceptable to the Company documenting such outplacement expenses, which payment(s) shall be made by the Company to the Executive within thirty (30) days after the Executive submits such receipts or documents to the Company;

(i)             US$10,000 to reimburse Executive for moving expenses from New York back to Boston; provided that Executive submits receipts or other documents reasonably acceptable to the Company documenting such moving expenses, which evaluation and payment shall be made within thirty (30) days after the Executive submits such receipts or documents to the Company; and

(j)             If Executive elects to continue COBRA coverage for health and dental coverage under the Company’s group health plan in accordance with COBRA, the monthly premiums for such coverage for a period of eighteen (18) months will be paid by the Company in full.

For the avoidance of doubt, in the event of Executive’s death prior to the time when all payments under this Section 2 have been made, Executive’s estate shall receive such payments not already paid to Executive in accordance with this Section 2.

The Company makes no representations or warranties regarding the tax implications of the compensation and benefits to be paid to Executive under this Agreement, including, without limitation, under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and applicable administrative guidance and regulations.  Section 409A of the Code governs plans and arrangements that provide “nonqualified deferred compensation” (as defined under the Code) which may include, among others, nonqualified retirement plans, bonus plans, stock option plans, employment agreements and severance agreements.  To the extent any payments of money or other benefits due to Executive under this Agreement could cause the application of an acceleration or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payments or other benefits shall be restructured, to the extent possible, in a manner determined by the Company that does not cause such acceleration or additional tax.  To the extent any reimbursements or in-kind benefits due to Executive under this Agreement constitute deferred compensation under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to Executive in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv).  Any cash payment made on an after-tax basis that involves a reimbursement of taxes may be made as soon as the Company receives the information necessary for such purpose but in no event later than the end of the calendar year following the year the related taxes are remitted to the taxing authority.  Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code.

3.                                       General Release of Claims.

(a)          In consideration for the benefits specified in Section 2 hereof, which Executive hereby acknowledges are not otherwise owed to Executive, Executive hereby understands and agrees that Executive is knowingly and voluntarily releasing, waiving and forever discharging, to the fullest extent permitted by law, on Executive’s own behalf and on behalf of Executive’s agents, assignees, attorneys, heirs, executors, administrators and anyone else claiming by or through Executive (collectively referred to as the “Releasors”):

(i)    the Company, its affiliates, subsidiaries, predecessors, successors or assigns, and any of its or their past or present stockholders, members or other equity holders, and any of its or their respective past or present directors, executives, officers, insurers, attorneys, employees, consultants, agents, employee benefits plans and trustees, fiduciaries, and administrators of those plans (collectively referred to as the “Released Parties”),

(ii)   of and from any and all claims under local, state or federal law or equity, whether known or unknown, asserted and unasserted, that Executive and/or the other Releasors have or may have against Released Parties as of the Effective Date, including but not limited to all matters relating to or in any way arising out of any aspect of Executive’s employment with the Company, separation from employment with the Company, or Executive’s treatment by the Company while in the Company’s employ, and all other claims, charges, complaints, liens, demands, causes of action, obligations, damages (including consequential, punitive or exemplary damages), liabilities or the like of whatever nature (including, without limitation, attorneys’ fees and costs) (collectively “Claims”), including but not limited to all Claims for:

(A)                              salary and other compensation or benefits, including, but not limited to, overtime if applicable, incentive compensation and other bonuses, severance pay, vacation pay or any benefits under the Employee Retirement Income Security Act of 1974, as amended or any other applicable local, state or federal law;

(B)                                discrimination, harassment or retaliation based upon race, color, national origin, ancestry, religion, marital status, sex, sexual orientation, citizenship status, pregnancy or any pregnancy related disability, family status, leave of absence (including but not limited to the Family Medical Leave Act or any other federal, state or local leave laws), handicap (including but not limited to The Rehabilitation Act of 1973), medical condition or disability, or any other characteristic covered by law under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Americans with Disabilities Act, as amended, Sections 1981 through 1988 of the Civil Rights Act of 1866, and any other federal, state, or local law prohibiting discrimination in employment, the Worker Adjustment and Retraining Notification Act, or any other federal, state or local law concerning plant shutdowns, mass layoffs, reductions in force or other business restructuring;

(C)                                discrimination, harassment or retaliation based upon age under the Age Discrimination in Employment Act as amended by the Older Workers Benefit Protection Act of 1990 (the “ADEA”), or under any other federal, state, or local law prohibiting age discrimination;

(D)                               matters arising under the Sarbanes-Oxley Act of 2002 and any other federal, state or local whistleblower laws;

(E)                                 breach of implied or express contract (whether written or oral), breach of promise, misrepresentation, fraud, estoppel, waiver or breach of any covenant of good faith and fair dealing, including without limitation breach of any express or implied covenants of any employment agreement that may be applicable to Executive;

(F)                                 defamation, negligence, infliction of emotional distress, violation of public policy, wrongful or constructive discharge, or any employment-related tort recognized under any applicable local, state, or federal law;

(G)                                any violation of any Fair Employment Practices Act, Equal Rights Act; Civil Rights Act; Minimum Fair Wages Act; or Payment of Wages Act; or any comparable federal, state or local law;

(H)                               any violation of the New York State Human Rights Law, New York Labor Act, New York Equal Pay Act, New York City Human Rights Law, New York Civil Rights Law, New York Rights of Persons with Disabilities Law, New York Sexual Orientation Non-Discrimination Act, New York Equal Rights Law, the New York State Workers’ Compensation and Disability Benefit Laws (including the retaliation provisions thereof), and New York City Administrative Code and Charter, or any comparable federal, state or local law;

(I)                                    costs, fees, or other expenses, including attorneys’ fees; and

(J)                                   any other claim, charge, complaint, lien, demand, cause of action, obligation, damages, liabilities or the like of any kind whatsoever, including, without limitation, any claim that this Agreement was induced or resulted from any fraud or misrepresentation by Company.

Excluded from the release set forth in this Section 3(a) are: (i) any Claims or rights to enforce this Agreement against the Company; (ii) any Claims that may arise after the Effective Date; and (iii) any Claims that Executive cannot lawfully release.  Notwithstanding anything to the contrary contained herein, also excluded from the release set forth in this Section 3(a) is Executive’s right to file a charge with an administrative agency (including the Equal Employment Opportunity Commission and the National Labor Relations Board) or participate in any agency investigation.  Executive is, however, hereby waiving Executive’s right to recover money or other damages in connection with any such charge or investigation.  Executive is also hereby waiving Executive’s right to recover money in connection with a charge filed by any other individual or by the Equal Employment Opportunity Commission, National Labor Relations Board or any other federal, state or local agency.

(b)         The Released Parties, for good consideration which they hereby acknowledge receiving, hereby release Executive from any and all claims, demands, causes of action, liability or the like which they had, now have or may claim to have against Executive, as of the Effective Date, whether known or unknown (it being understood and agreed that excluded from the release set forth in this Section 3(b) are (i) any claims or rights to enforce this Agreement against Executive, (ii) any claims that may arise after the Effective Date and (iii) any claims that the Company cannot lawfully release).

4.                                       Additional Agreements by Employee.

(a)          BY AGREEING TO THE RELEASE CONTAINED IN THIS AGREEMENT EXECUTIVE HEREBY KNOWINGLY AND VOLUNTARILY WAIVES ANY RIGHTS (KNOWN OR UNKNOWN) TO BRING OR PROSECUTE A LAWSUIT OR MAKE ANY LEGAL CLAIM AGAINST THE RELEASED PARTIES WITH RESPECT TO ANY OF THE CLAIMS DESCRIBED IN SECTION 3 HEREOF.  Executive agrees that the release set forth herein will bar all claims or demands of every kind, known or unknown, referred in Section 3 hereof and further agrees that no non-governmental person, organization or other entity acting on Executive’s behalf has in the past or will in the future file any lawsuit, arbitration or proceeding asserting any claim that is waived or released under this Agreement. If Executive’s initiates, files or pursues a lawsuit, arbitration or other proceeding asserting any Claim waived or released in this Agreement, (i) Executive will pay for all costs, including reasonable attorneys’ fees, incurred by the Released Parties in defending against such Claim (unless such Claim is a charge with the Equal Employment Opportunity Commission or the National Labor Relations Board); (ii) Executive gives up any right to individual damages in connection with any administrative, arbitration or court proceeding with respect to Executive’s employment with and/or separation from the Company; and (iii) if Executive is awarded money damages, Executive will assign to the Released Parties Executive’s right and interest to all such money damages.  Notwithstanding the foregoing, this paragraph does not limit Executive’s right to challenge the validity of this Agreement in a legal proceeding under the Older Workers Benefit Protection Act, 29 U.S.C. § 626(f), with respect to claims under the ADEA.  This paragraph also is not intended to and shall not limit the right of a court to determine, in its discretion, that the Company is entitled to restitution, recoupment or setoff of any payments made to Executive by the Company should this Agreement be found to be invalid as to the release of claims under the ADEA.

(b)         Executive agrees that Executive shall not knowingly solicit, encourage, assist or participate (directly or indirectly) in bringing any Claims or actions against any of the Released Parties by other current or former employees, officers or third parties, except as compelled by subpoena or other court order or legal process, and, unless prohibited by applicable law, only after providing the Company with prior notice of any such subpoena, order or legal process and an opportunity to timely contest such process.

(c)          Executive represents, warrants and agrees that Executive has not filed any administrative, judicial or other form of complaint or initiated any claim, charge, complaint, suit or legal or other proceeding against any of the Released Parties, and that Executive will not make such a filing at any time hereafter based on any events, actions or omissions occurring prior to the Effective Date.  Executive understands and agrees that this Agreement will be pleaded as a full and complete defense to any such claim, charge, complaint, suit or proceeding which is or may be instituted, prosecuted or maintained by Executive, Executive’s agents, assignees, attorneys, heirs, executors, administrators and anyone else claiming by or through Executive.

5.                                       Affirmations.  In signing this Agreement, Executive hereby affirms that:

(a)          Executive has been paid and/or has received all leave (paid or unpaid), compensation, wages, overtime, if applicable, bonuses, commissions, severance pay, and/or benefits to which Executive may be entitled, other than as provided herein, and that no other amounts and/or benefits are due to Executive except as specifically provided in this Agreement;

(b)         Executive is not eligible to receive payments or benefits under any other Company and/or other Released Party’s severance pay policy, plan, practice or arrangement;

(c)          Executive has no known workplace injuries or occupational diseases that Executive has not reported to the Company in writing and Executive either has been provided or Executive has not been denied any leave requested under the Family and Medical Leave Act or under any applicable Company policy or any local, state, or federal law;

(d)         Executive has not complained of and Executive is not aware of any fraudulent activity or any act(s) which would form the basis of a claim of fraudulent or illegal activity by the Company or any other Released Party that Executive has not reported to the Company in writing;

(e)          On or about the Separation Date, or within a reasonable time thereafter, the Company provided Executive with timely and adequate notice of Executive’s right to continue group insurance benefits under COBRA (unless such notice was not required to be given because, on the day before the Separation Date, Executive did not receive group health insurance benefits through the Company and thus are not a qualified beneficiary within the meaning of COBRA); and

(f)            Executive acknowledges and agrees that if Executive breaches the provisions of this Agreement, then the Company will have the right to seek an appropriate remedy against Executive, which may include, but not be limited to, injunctive relief and monetary damages (as to a violations of Section 6 of the Employment Agreement), as well as the return of any payments, reimbursements or benefits Executive has received under any provision of this Agreement, through arbitration as set out below.

6.                                       Transition and Executive’s Cooperation.

(a)          Executive will not be required to maintain regular office hours as of January 9, 2009 but be reasonably available as needed to achieve an orderly transition of Executive’s responsibilities until the Separation Date.

(b)         Executive agrees that Executive will provide reasonable assistance to ensure a smooth transition of Executive’s responsibilities and will cooperate with the Company, its subsidiaries and its affiliates with respect to matters or issues which took place or arose during Executive’s tenure with the Company, specifically including without limitation any attorney retained by any of them or any other representative acting on their behalf, in connection with any pending or future internal investigation or judicial, administrative or regulatory matter, proceeding or investigation.  The Parties acknowledge and agree that such cooperation may include, but shall not be limited to, Executive making herself available for meetings, interviews, statements, testimony or the signing of affidavits, and providing to the Company any documents or information in Executive’s possession or under Executive’s control relating to any such litigation, regulatory matter or investigation, provided that any such meeting, interviews, statements or testimony do not unduly interfere with Executive’s work schedule or other post-Company duties.  The Company shall reimburse Executive promptly after Executive submits receipts or other documents reasonably acceptable to the Company for actual out-of-pocket expenses reasonably incurred and approved by the Company in connection with Executive’s performance under this Section 6 and otherwise in accordance with the Company’s reimbursement policy, which approval and processing shall not be unreasonably withheld or delayed; provided, however, that Executive shall not be entitled to any expense reimbursement for reasonable time spent testifying or otherwise cooperating in any matter in which Executive is a defendant in the proceeding or a named subject or target of the litigation, regulatory matter or investigation.

(c)          Executive represents and warrants that Executive has and will accurately, completely and truthfully disclose to the Company any and all materials and information requested, including without limitation in connection with any pending or future internal investigation or judicial, administrative or regulatory matter, proceeding or investigation involving conduct in which Executive was involved or had knowledge in connection with Executive’s employment with the Company.  In the event of a material breach of this Section 6, Executive agrees that the Company may, in its sole discretion, elect to terminate this Agreement and render it null and void as of the Separation Date or any time thereafter, and that in such event, Executive shall be required to reimburse the Company in full any payments, reimbursements or benefits Executive has received under any provision of this Agreement.

7.                                       Confidentiality of Agreement.  The Parties agree that it is a material condition of this Agreement that Executive shall keep the terms of this Agreement strictly and completely confidential and that Executive will not directly or indirectly make or issue any private statement, press release or public statement, or communicate or otherwise disclose to any executive or employee of the Company (past, present or future) or to a member of the general public, the negotiations leading to, or the terms, amounts or facts of or underlying this Agreement, except as may be required by law or compulsory process; provided, however, that

Executive may disclose the terms of this Agreement to Executive’s immediate family, attorneys, and accountants or other financial advisors so long as they agree to abide by the foregoing confidentiality restriction.   This provision does not preclude compliance by Executive with Section 6 of the Employment Agreement or either party from complying with their obligations under securities laws (e.g., making appropriate disclosures in a Form 4 or other SEC filing) nor does it preclude Executive from sharing relevant portions with a potential or future employer.  This provision also does not preclude disclosure which is compelled by court order, regulatory process or subpoena; provided, however, that, in the event of such order, process or subpoena, Executive will, unless prohibited by applicable law, promptly notify the Company so that the Company may object or seek a protective order should it choose to do so.

8.                                       Return of Company Property.  Executive agrees that Executive has or will surrender to the Company all Company credit cards, parking cards, security badges, cell phones, pagers, Blackberries, computer equipment and expense accounts, and that Executive will submit all outstanding travel vouchers, business expenses and the like no later than March 31, 2009.  Executive further agrees that Executive has returned or will return to the Company, on or before March 5, 2009, and will not keep, maintain or permit any copy of, any Company property, including without limitation any documents, papers, files or records in any media (whether stored on Company or personal property) which may be in Executive’s possession, custody or control, except to the extent that Executive retains property with the written confirmation of the CEO, COO or General Counsel to enable the Executive to perform Executive’s obligations under Section 6 of this Agreement.

9.                                       Non-Admissions.  The Parties hereto recognize that, by entering into this Agreement, the Company does not admit, and does specifically deny, any violation of any local, state, federal, or other law, whether regulatory, common or statutory.  The Parties further recognize that (a) this Agreement has been entered into in release and compromise of any claims which might be asserted by Executive in connection with Executive’s employment by the Company or Executive’s resignation from employment, and to avoid the expense and burden of any litigation related thereto, and (b) some of the amounts payable to Executive hereunder are in addition to anything of value to which she is already entitled.

10.                                 Rights After Breach.  The Company shall be entitled to file counterclaims against Executive in the event of Executive’s breach of the covenant not to sue and shall be entitled to any remedies at law or in equity, including repayment of benefits under this Agreement and the cessation of payment by the Company of any unpaid benefits under this Agreement, as well as any and all other resulting actual or consequential damages, including reasonable attorneys’ fees and costs in the discretion of the arbitrator.  The other Released Parties may file counterclaims against Executive in the event of a knowing breach of the covenant not to sue them by Executive.

11.                                 Waiver of Breach; Cure.  One or more waivers of a breach of any covenant, term or provision of this Agreement by any Party shall not be construed as a waiver of a subsequent breach of the same covenant, term or provision, nor shall it be considered a waiver of any other then existing or subsequent breach of a different covenant, term or provision.  Neither Party shall initiate any claim against the other Party for a breach under this Agreement (other than a claim seeking injunctive relief as provided herein by the Company if the Company reasonably believes irreparable harm could occur prior to the end of the cure period set forth herein) unless such

Party shall have given such other Party written notice of such breach following which such other Party fails within 15 days after such notice to affirm that such breach will be cured within 30 days after such notice or fails within 30 days after such notice to cure such breach.

12.                                 Enforcement and Arbitration.

(a)          This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be wholly performed within that State, without regard to its conflict of laws provisions.  The Executive and the Company agree that, except for any claim that is non-arbitrable under applicable law, final and binding arbitration shall be the exclusive forum for any dispute or controversy between them, including, without limitation, disputes arising under or in connection with this Agreement, Executive’s employment with, and/or separation from, the Company; provided, however, that the Company shall be entitled to commence an action in any court of competent jurisdiction for injunctive relief in connection with any alleged actual or threatened violation of any provision of Section 6 of the Employment Agreement (which provision survives the termination of the Employment Agreement, pursuant to Section 1 of this Agreement).  Judgment may be entered on the arbitrators’ award in any court having jurisdiction.  For purposes of entering such judgment or seeking injunctive relief with regard to Section 6 of the Employment Agreement, the Company and Executive hereby consent to the jurisdiction of any or all of the following courts: (i) the United States District Court for the Southern District of New York; (ii) the Supreme Court of the State of New York, New York County; or (iii) any other court having jurisdiction; provided, that damages for any alleged violation of Section 6 of the Employment Agreement, as well as any claim, counterclaim or cross-claim brought by the Executive or any third-party in response to, or in connection with any court action commenced by the Company seeking said injunctive relief shall remain exclusively subject to final and binding arbitration as provided for herein.  The Company and Executive hereby waive, to the fullest extent permitted by applicable law, any objection which either may now or hereafter have to such jurisdiction, venue and any defense of inconvenient forum.  Thus, except for the claims carved out above, this Agreement includes all common-law and statutory claims (whether arising under federal state or local law), including, but not limited to, any claim for breach of contract, fraud, fraud in the inducement, unpaid wages, wrongful termination, and gender, age, national origin, sexual orientation, marital status, disability, or any other protected status.

(b)         Any arbitration under this Agreement shall be filed exclusively with the American Arbitration Association in New York, New York before three arbitrators, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in effect at the time of submission to arbitration.  The Company and Executive hereby agree that a judgment upon an award rendered by the arbitrators may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  The Company shall pay all costs uniquely attributable to arbitration, including the administrative fees and costs of the arbitrators.  Subject to the last sentence of this Section 12(b), each party shall pay that party’s own costs and attorney fees, if any, unless the arbitrators rule otherwise.  The Executive understands that he is giving up no substantive rights, and this Agreement simply governs forum.  The prevailing party in any dispute, controversy or claim arising out of or related to this Agreement (and/or the surviving provisions of the

Employment Agreement) shall be entitled to recover its reasonable costs and attorney fees in the discretion of the arbitrator.

(c)          BY SIGNING THIS AGREEMENT, EXECUTIVE AND THE COMPANY ACKNOWLEDGE THAT THE RIGHT TO A COURT TRIAL AND TRIAL BY JURY IS OF VALUE, AND KNOWINGLY AND VOLUNTARILY WAIVE THAT RIGHT FOR ANY DISPUTE SUBJECT TO THE TERMS OF THE ARBITRATION PROVISIONS SET FORTH IN THIS SECTION 12.

13.                                 Severability.  If any provision or term of this Agreement, other than the Executive’s release set forth herein, is held to be illegal, invalid or unenforceable, such provision or term shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.  Furthermore, in lieu of each such illegal, invalid or unenforceable provision or term, there shall be added automatically as a part of this Agreement another provision or term as similar to the illegal, invalid or unenforceable provision, as may be possible and that is legal, valid and enforceable.

14.                                 Entire Agreement.  This Agreement constitutes the entire Agreement of the Parties, and supersedes all prior and contemporaneous negotiations, prior drafts of this Agreement and other agreements, oral or written, including whatever rights, if any, Executive may have had under the Employment Agreement (except to the extent otherwise specifically provided hereby).  All prior and contemporaneous negotiations, prior drafts of this Agreement and other agreements are deemed incorporated and merged into this Agreement and are deemed to have been abandoned if not so incorporated.  No representations, oral or written, are being relied upon by either Party in executing this Agreement other than the express representations of this Agreement.  This Agreement cannot be changed or terminated unless by express written agreement of the Parties.  This Agreement may be executed by each Party in separate counterparts, each of which shall be deemed an original and constitute one document.

15.                                 Revocation and Effective Date.  Executive may accept this Agreement by delivering to the Vice President & General Counsel, Ira H. Raphaelson, 750 Lexington Avenue, 25th Floor, NY, NY 10022, USA, a faxed copy of this Agreement and the letter in the form attached to this Agreement as Exhibit A, both signed by Executive no later than 5:00 p.m. Eastern Time on the date that is twenty-one (21) days after this Agreement is initially delivered to Executive, unless a later date and time is mutually agreed  (the date, if any, on which Executive executes and delivers a copy of this Agreement being the “Execution Date”), as long as Executive or her counsel delivers to the Company’s Counsel within a reasonable time thereafter an original of this Agreement executed by Executive on or before the Effective Date.  Executive acknowledges that if Executive does not accept this Agreement in the manner described above, it will be withdrawn and of no effect.  If Executive accepts this Agreement before the end of the twenty-one (21) days permitted, Executive represents that Executive has done so voluntarily and with the advice of Executive’s attorney.  Executive may revoke Executive’s acceptance of this Agreement within seven (7) days of the Execution Date by delivery of written notice to the Company’s General Counsel, Ira H. Raphaelson, by 5:00 p.m. on

the seventh day following the Execution Date of this Agreement.  Executive acknowledges and agrees that, if Executive revokes Executive’s acceptance of this Agreement, Executive shall receive none of the benefits provided hereunder and this Agreement shall be null and void, having have no further force or effect, and that this Agreement will not be admissible as evidence in any judicial, administrative or arbitral proceeding or trial.  Executive further acknowledges that if the Company’s General Counsel does not receive from Executive written notice of Executive’s revocation prior to the expiration of seven (7) days of the Execution Date, Executive shall have forever waived Executive’s right to revoke this Agreement, and it shall thereafter have full force and effect as of the eighth (8th) day after the Execution Date (the “Effective Date”).

16.                                 Joint Drafting.  In recognition of the fact that the Parties hereto had an opportunity to negotiate the language of, and draft, this Agreement, the Parties acknowledge and agree that there is no single drafter of this Agreement and therefore, the general rule that ambiguities are to be construed against the drafter is, and shall be, inapplicable.  If any language in this Agreement is found or claimed to be ambiguous, each Party shall have the same opportunity to present evidence as to the actual intent of the Parties with respect to any such ambiguous language without any inference or presumption being drawn against any Party.

17.                                 Headings.  The headings used herein are for reference only and shall not affect the construction of this Agreement.

18.                                 Acknowledgment.

By executing this Agreement, Executive acknowledges that (i) Executive has had at least twenty-one (21) days to consider the terms of this Agreement, and has either considered this Agreement and its terms for that period or has knowingly and voluntarily waived Executive’s right to do so; (ii) Executive has been advised by the Company pursuant to this Agreement to consult with an attorney regarding the terms of this Agreement; (iii) Executive has consulted with an attorney or, in the alternative, waives Executive’s right to do so, regarding the terms of this Agreement; (iv) any and all questions regarding the terms of this Agreement have been asked and answered to Executive’s complete satisfaction; (v) Executive has read this Agreement, Executive has no contractual right or claim to the benefits described herein and acknowledges that the consideration provided for hereunder is in addition to anything of value to which Executive may already be entitled; (vi) the consideration provided for herein is good and valuable; and (vii) Executive is entering into this Agreement voluntarily, of Executive’s own free will, and without any coercion, undue influence, threat or intimidation of any kind or type whatsoever.  Executive further acknowledges and agrees that any revisions to this Agreement made prior to the Effective Date are not material and shall not be deemed to affect the amount of time Executive has to consider this Agreement, and Executive hereby voluntarily waives additional time for review, if any, with respect to any such revisions.

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Executive hereby acknowledges and confirms that Executive has read all thirteen (13) pages of this Superseding Employment, Separation, Non-Competition and General Release Agreement and hereby freely and voluntarily assents to all the terms and conditions in this Agreement, and signs the same as Executive’s own free act with the full intent of accepting the benefits contemplated hereby in return for releasing the Released Parties (as defined above) from all Claims.

/s/ Sally Conkright		Date: January 14, 2009
Sally Conkright

SCIENTIFIC GAMES CORPORATION

By:	/s/ Michael Chambrello	Date: As of January 9, 2009
Michael Chambrello
Chief Operating Officer